Exhibit 10.2

                    AMENDED AND RESTATED CONSULTING AGREEMENT

      This AMENDED AND RESTATED CONSULTING AGREEMENT (this "Agreement") is dated as of December 31, 2002, between Gary C. Granoff ("Consultant"), Ameritrans Capital Corporation ("Ameritrans"), and Elk Associates Funding Corporation ("Elk") (collectively, Ameritrans and Elk are hereinafter referred to as the "Company").

      WHEREAS, Consultant entered into a consulting agreement with the Company dated as of July 1, 2001 (the "2001 Consulting Agreement"); and

      WHEREAS, Consultant and the Company desire to restate and amend certain terms of the 2001 Consulting Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1.    ENGAGEMENT

      The Company hereby engages and retains Consultant to perform the Services (as that term is hereinafter defined), and Consultant hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use his best efforts in providing such Services.

      2.    INDEPENDENT CONTRACTOR

      Consultant shall be, and in all respects be deemed to be, an independent contractor in the performance of his duties hereunder, any law of any jurisdiction to the contrary notwithstanding. Consultant shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee or agent of the Company, and Consultant shall have no power to enter into any agreement on behalf of, or otherwise bind the Company. Without limiting the foregoing, Consultant shall not enter into any contract or commitment on behalf of the Company without the Company's prior written consent.

            COMMENCEMENT AND TERM

                  Commencement. This Agreement shall not be effective and shall not commence unless and until the Employment Agreement between the Company and Consultant dated December 31, 2002 (the "Employment Agreement"), is terminated due to (i) the voluntary resignation of Consultant from his employment pursuant to Section 6.2 of the Employment Agreement or (ii) a notice of non-renewal from the Company or Consultant pursuant to Section 6.2 of the Employment Agreement.

                  Term. Provided the Employment Agreement is terminated pursuant to clauses (i) or (ii) of Section 3.1, above, this Agreement shall commence upon the date of termination of the Employment Agreement (the "Commencement Date"), and shall continue for a period of five (5) years (the "Consulting Period").

            SERVICES

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                  Consultant agrees to provide the following services,
hereinafter collectively referred to as the "Services":

            Serve as business consultant for the Company, which shall include, but not be limited to, general advice and consultation regarding the business and operations of the Company, investor relations, and providing assistance in setting the business direction and strategic objectives of the Company.

                  BEST EFFORTS. Consultant shall devote such time and effort as he deems commercially reasonable under the circumstances to the affairs of the Company as is reasonable and adequate to render the consulting services contemplated by this Agreement; provided, however, in no event shall Consultant be required to devote more than half-time or twenty (20) hours per week to the performance of the Services. It is further understood and agreed by the parties that Consultant shall make himself available, and the non-use of Consultant by the Company shall in no manner affect the Company's obligations to make the payments provided hereunder.

            COMPENSATION AND RELATED MATTERS

                  Compensation. In consideration for his availability and/or providing the Services, Consultant shall be paid an amount equal to one-half (1/2) of the sum of (i) Consultant's monthly Base Salary that was in effect at the time the Employment Agreement was terminated, and (ii) the most recent Bonus paid under the terms of the Employment Agreement prior to its termination. All capitalized financial terms having the meanings defined in the Employment Agreement are herein incorporated by reference.

                  Other Benefits. During the Consulting Period, subject to and to the extent Consultant is eligible, Consultant shall be entitled to receive fifty percent (50%) of the benefits, set forth in Section 4.3 of the Employment Agreement, that Consultant was receiving from the Company at the time of termination of the Employment Agreement and at the levels in effect at the time of such termination, except for the following, to which Consultant shall be entitled to the same extent as under the Employment Agreement, (i) premiums on disability insurance not to exceed $5,500 per annum, (ii) husband and wife medical coverage, and (iii) the contributions to Consultant's SEP IRA, which shall continue at up to 15% of Consultant's fee compensation.

                  Expense Reimbursement. The Company shall reimburse Consultant for all business expenses reasonably incurred by him in the performance of his duties under this Agreement in accordance with the Company's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

            TERMINATION

                  Voluntary Termination by Consultant. Consultant may, by notice to the Company at any time during the Consulting Period, upon thirty (30) days' prior written notice, terminate this Agreement.

                  By the Company for Cause. The Company may, at any time during the Consulting Period, by notice to sConsultant, terminate this Consulting Agreement for "Cause." As used herein, "Cause" shall mean (i) incompetence, fraud, personal dishonesty, defalcation, or acts of gross negligence or gross misconduct on the part of Consultant, (ii) substantial and continued

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failure by Consultant to perform the Services, (iii) Consultant's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to,
(x) a felony, or (y) any other criminal charge (other than minor traffic violations) which has or could reasonably be expected to have a material adverse impact on the Company's reputation and standing in the community, or (iv) Consultant's violation of any of the provisions of Section 8 herein. Any notice given by the Company pursuant to this Section 6.2 shall specify in writing in reasonable detail the event or the nature of Consultant's action or inaction that is the cause for giving such notice. Consultant will have 30 days to cure, to the reasonable satisfaction of the Company, any action or inaction charged by the Company for Cause under (ii), above. In the event of a termination of the Consulting Period for Cause under (i), (iii), or (iv), above, the Consulting Period shall terminate immediately upon notice by the Company of termination for Cause and the reason therefor, unless such actions or inactions can be cured and Consultant has satisfactorily cured such actions or inactions.

            TERMINATION COMPENSATION

                  Termination by Consultant. If Consultant terminates this Agreement in accordance with Section 6.1 or Section 6.2, the Company shall pay to Consultant, within thirty (30) calendar days of the date of termination, Consultant's fee through the date of termination.

                  Certain Other Terminations. If the Consulting Period is terminated by the Company for Cause pursuant to the provisions of Section 6.2, the Company shall pay to Consultant, within thirty (30) calendar days of the date of termination, Consultant's Fee through the date of termination.

            CONFIDENTIALITY

                  Unless otherwise required by law or judicial process, Consultant shall retain in confidence during the Consulting Period and after termination of this Agreement all confidential information known to Consultant concerning the Company and its businesses. The obligations of Consultant pursuant to this Section 8 shall survive the expiration or termination of this Agreement.

            NONCOMPETITION

      Consultant shall not directly or indirectly, whether by way of employment, consulting, advising, ownership, partnership, joint venture, or other method, engage in any Competitive Activity (as defined below) during the Consulting Period. "Competitive Activity" shall exclude those activities described in
Section 3 of the Employment Agreement and shall include business activity which is the same as or substantially similar to or is or would be competitive with the business activity in which the Company is engaged during the Consulting Period.

            NONSOLICITATION

      During the Consulting Period and for a period of one year thereafter (the "Nonsolicitation Period"), Consultant shall not directly or indirectly solicit to enter into the employ of any other Entity, or hire, any of the employees of the Company. During the Consulting Period, and for a period of one year thereafter, Consultant shall not, directly or indirectly, solicit, hire, or take away or attempt to solicit, hire, or take away (i) any customer or client of the Company or (ii) any former customer or client (that is, any customer or client who ceased to do business with the Company during the three (3) years immediately preceding such date) of the Company or

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encourage any customer or client of the Company to terminate its relationship with the Company without the Company's prior written consent. The obligations of Consultant pursuant to this Section 10 shall survive the expiration or termination of this Agreement.

            SUCCESSORS; BINDING AGREEMENT

            This Agreement and all rights of Consultant hereunder shall inure to the benefit of and be enforceable by Consultant and Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees, and legatees. If Consultant should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Consultant's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Consultant's estate.

            SURVIVORSHIP

            The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

            MISCELLANEOUS

                  Notices. Any notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to the Company: Ameritrans Capital Corporation
         Elk Associates Funding Corporation
         747 Third Avenue, 4th Floor
         New York, New York 10017
         Attn:

If to Consultant: Mr. Gary Granoff
         2 Fir Drive
         Great Neck, New York 11024

            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.

            Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city in which the Company's main corporate headquarters is then located in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

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            Headings. All descriptive headings in this Agreement are inserted for convenience only, and shall be disregarded in construing or applying any provision of this Agreement.

            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

            Severability. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

            Entire Agreement and Representation. This Agreement and the Employment Agreement contain the entire agreement and understanding between the Company and Consultant with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans, or prospects have been made by or on behalf of the Company to Consultant.

            Termination of 2001 Consulting Agreement. The Company and the Consultant hereby acknowledge that this Agreement is an amendment and restatement of the 2001 Consulting Agreement, and as such, is a termination of the 2001 Consulting Agreement. Both the Company and the Consultant hereby relinquish any and all rights they may have resulting from the termination of the 2001 Consulting Agreement.

            Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void, or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full force and effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         AMERITRANS CAPITAL CORPORATION

                                         By:
                                         /s/ Ellen M. Walker


                                         ELK ASSOCIATES FUNDING CORPORATION

                                         By:
                                         /s/ Ellen M. Walker


                                         /s/ Gary C. Granoff